SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Act of 1934

Date of Report (Date of earliest event reported) May 1, 1995

USBANCORP, Inc.
(exact name of registrant as specified in its charter)

Pennsylvania        0-12204        25-1424278
(State or other     (commission    (I.R.S. Employer
jurisdiction        File Number)   Identification No.)
of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901
(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A
(Former name or former address, if changed since last report.)



Item 5. Other Events

     USBANCORP, Inc. (the "Registrant") announced on May 1, 1995, the details of a corporate-wide restructuring plan that is being initiated to position the $1.8 billion financial holding company for future growth. For a more detailed description of the restructuring plan see the press release attached as Exhibit #99.1.

Exhibits

Exhibit 99.1 Press release dated May 1, 1995 announcing that USBANCORP, Inc. has initiated a corporate-wide restructuring plan to position the $1.8 billion financial holding company for future growth.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USBANCORP, Inc.


By /s/Orlando B. Hanselman
Orlando B. Hanselman
Executive Vice President,
and Chief Financial Officer
of USBANCORP, Inc.


Exhibit 99.1

     USBANCORP, Inc. Initiates Restructuring Program


      JOHNSTOWN, Pa., May 1 -- Terry K. Dunkle, chairman, president and CEO of USBANCORP, Inc. today announced the details of a corporate-wide restructuring plan that is being initiated to position the $1.8 billion financial holding company for future growth. USBANCORP, Inc. is the holding company for U.S. National Bank in Johnstown, PA, Three Rivers Bank in McKeesport, PA, and Community Savings Bank in Monroeville, PA.
      One element of the plan is the reassignment of key USBANCORP, Inc. senior managers, including:

               Orlando B. Hanselman, executive vice
               president, chief financial officer and
               manager of corporate services was promoted to president and chief executive officer of U.S. National Bank, the largest bank in the USBANCORP Network. Hanselman will continue to serve as the

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     USBANCORP Restructuring                     page  2


               executive vice president and chief financial officer of USBANCORP, Inc.

               W. Harrison Vail, president and chief
               executive officer for Three Rivers Bank, will succeed Dennis J. Fantaski as president and chief executive officer of Community Savings Bank. Fantaski resigned his position on April 28. As a result of the restructuring plan, Vail will lead both Three Rivers Bank
               and Community Savings Bank   the two western
               affiliate banks in the USBANCORP Network of banks.

               Louis Cynkar, the current president and
               chief executive officer of U.S. National
               Bank, will join the holding company to direct the entire commercial lending and leasing activities throughout the USBANCORP organization. Cynkar will also direct the operations at the holding company s mortgage affiliate, Standard Mortgage Corporation of Georgia.

               In addition to senior management changes, the USBANCORP, Inc. restructuring plan includes a redesigned organizational structure. The

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     USBANCORP Restructuring                  page  3

     company is re-tooling, according to Dunkle, to better prepare USBANCORP for the new challenges arising from a changing banking industry.
       The banking industry is changing at a remarkable
     rate,  said Dunkle.   Customer demands and new technologies
     are driving much of the change.  Our restructuring plan puts
     the primary elements   people and operational processes
     into place that position USBANCORP to more aggressively act upon the opportunities presented as the banking industry changes. Our success in implementing this restructuring plan will benefit our communities and our shareholders.
       The new U.S. National Bank president and CEO, Orlando
     B. Hanselman, has been with USBANCORP since 1987.
     Hanselman was promoted to senior vice president, treasurer and chief financial officer in 1989.
       A 1981 cum laude graduate of Bucknell University with a bachelor of science business administration degree in accounting, Hanselman has also graduated in 1989 from the Business Bank Executive Program at the Duke University Fuqua School.
       Hanselman is a member of the National American Red
     Cross Biomedical Services Board of Directors (including service on the finance committee) and is Chairman of the Johnstown Regional Blood Services

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             USBANCORP Restructuring         page  4

     Board of Directors of the American Red Cross. An active philanthropist, Hanselman was the 1994 March of Dimes top fund raiser among Johnstown business executives. He will be honored for his March of Dimes fund raising achievements during a state-wide March of Dimes award ceremony in Harrisburg on May 24. He is a member of the Conemaugh Health Systems, Inc., Board of Directors Investment and Finance/Operations Committees since 1994, and served as Treasurer for the Board of Directors of the Johnstown Symphony Orchestra from 1991 - 1995.

       W. Harrison Vail, who will direct the operations for both Three Rivers Bank and Community Savings Bank, has lead Three Rivers Bank since 1984. Prior to 1984, Vail served as an executive vice president for Yough Valley National Bank in Connellsville, PA.
        Vail has been in banking for more than 30 years, and holds a bachelor of science degree in business administration from Waynesburg College in Pennsylvania. He has also graduated from the Bank Administration Institute School of Banking from the University of Wisconsin.
      Vail serves with several Pittsburgh community organizations. His positions include board member on the Greater Pittsburgh Council, Boy Scouts of America; director on the Housing Opportunities, Inc. board; and Executive Committee member for the Pennsylvania Banking Association.

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          USBANCORP Restructuring            page  5

      Cynkar has more than 30 years of banking experience, 24 of which were spent with the former Equibank of Pittsburgh where he rose through the ranks to become senior vice president in commercial lending. He joined
     U.S. Bank in 1986 as senior vice president, commercial lending. In 1991, he was promoted to senior vice president and head of both the commercial and retail banking groups at U.S. Bank. He has served as U.S. National Bank president since July, 1993.
      Active in the community, Cynkar currently serves as finance committee chairman, Greater Johnstown YMCA; treasurer, Johnstown Area Regional Industries; and treasurer, Johnstown Community Concert Association. He also is active in Bishop McCort basketball and soccer programs and is a referee for the Hilltop American Youth Soccer Organization.
     Cynkar holds a bachelor of science degree in business management from Robert Morris College, Pittsburgh.
          USBANCORP, Inc. is the holding company for U.S.
     National Bank in Johnstown, Three Rivers Bank of McKeesport and Community Savings Bank of Monroeville. USBANCORP, Inc. operates 45 offices in western Pennsylvania. USBANCORP, Inc. stock trades on the NASDAQ national market system under the symbol UBAN.